Exhibit 99.1

Citizens South Banking Corporation Announces Hiring of York County, South Carolina, Banking Executive

          GASTONIA, N.C., Oct. 19 /PRNewswire-FirstCall/ -- Citizens South Banking Corporation (Nasdaq: CSBC), the holding company for Citizens South Bank, announced that it has hired C. Kyle Curtis as Senior Vice President and Market Area Executive for York County, South Carolina.  Mr. Curtis will be responsible for leading the Bank’s entry into York County.  Citizens South intends to base Mr. Curtis in a Loan Production Office to be opened in Rock Hill, South Carolina.

          Kyle Curtis is a native of Rock Hill and a 1992 graduate of The Citadel, The Military College of South Carolina in Charleston.  After a career in public and private accounting, Mr. Curtis joined South Carolina Bank and Trust Company of the Piedmont in Rock Hill in 1999 and was Vice President for Commercial Banking in the Rock Hill and Fort Mill markets.  A member of the Fort Mill Rotary Club, Mr. Curtis and his wife reside in Rock Hill with their son.

          Citizens South’s Gaston/York County Group President, Dan M. Boyd, IV, commented, “We are very excited to have Kyle join our banking team.  We believe the combination of his extensive banking experience as well as his local knowledge and involvement in York County make Kyle a great fit for our team.”

          Kim S. Price, President and Chief Executive Officer of Citizens South Banking Corporation, also commented, “We are excited to be entering the growing and dynamic York County market.  We will eventually expand a Loan Production Office to a full service branch.”

          Citizens South Bank, with assets of $519 million, is a century-old community bank headquartered at 519 South New Hope Road in Gastonia, North Carolina.  The bank offers full service banking through 11 locations in Charlotte’s suburbs in Gaston, Rowan, and Iredell Counties of North Carolina and a Loan Production Office in Cornelius in Mecklenburg County.  Another office in Gaston County will be opened in Belmont, on the west side of Charlotte, in November.  Three offices will be added in Union County, North Carolina, with the acquisition of Trinity Bank during this quarter, bringing the total number of installations to 16 by year-end.  Visit Citizens South Bank at http://www.citizenssouth.com.

SOURCE  Citizens South Banking Corporation
           -0-                                                                      10/19/2005
           /CONTACT:  Dan M. Boyd, IV, EVP of Citizens South Banking Corporation,
+1-704-884-2264, or dan.boyd@citizenssouth.com/
           /Web site:  http://www.citizenssouth.com /
           (CSBC)